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                                                                     EXHIBIT 4.1

                        PCC GROUP, INC. STOCK BONUS PLAN

                            GENERAL PLAN INFORMATION

     On September 21, 1992, the Board of Directors of PCC Group, Inc., a California corporation (the "Company") adopted the PCC Group, Inc. Stock Bonus Plan (the "Plan"), providing for the granting to selected key employees and advisors of the Company and its subsidiary corporations of bonuses of not more than 200,000 shares of Common Stock, par value $.01 per share, of the Company (the "Common Stock").

                              PURPOSE OF THE PLAN

     The purpose of the plan is to provide greater incentive to such key employees and advisors of the Company and its subsidiaries as may be designated for participation in the Plan by encouraging them to acquire a new or an additional share ownership in the Company, thus increasing their proprietary interest in the Company's business and providing them with an increased personal interest in the Company's continued success and progress. Accordingly, the Company will, from time to time during the effective period of the Plan, issue to such key employees and advisors as may be selected to participate in the Plan shares of Common Stock in consideration of their prior service to the Company or its subsidiaries on the terms and subject to the conditions of the Plan.

                           ADMINISTRATION OF THE PLAN

     The Plan is administered by the Compensation Committee of the Board of Directors of the Company (the "Committee"). The Committee will be composed of no fewer than two (2) members of the Board of Directors of the Company who will be designated by the Board of Directors. Members of the Committee receive no additional compensation for their service on the Committee.

     The Committee is authorized to (i) select the key employees and advisors who will receive bonuses of Common Stock; (ii) to determine the number of shares of Common Stock to be issued as a bonus; (iii) to determine the time the bonuses will be granted; (iv) to adopt, amend and rescind such rules and regulations as, in the Committee's opinion, may be advisable in the administration of the Plan; and (v) to construe and interpret the Plan, the rules and regulations and the instruments evidencing bonuses granted under the Plan, and to make all of the determinations deemed necessary or advisable for the administration of the Plan.

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                         EMPLOYEES ELIGIBLE FOR OPTIONS

     Bonuses may be granted from time to time in the discretion of the Committee only to such key employees and advisors of the Company or of a subsidiary corporation of the Company whose initiative and efforts contribute or may be expected to contribute to the Company's continued growth and future success, including key employees and advisors who also may be members of the Board of Directors or officers. Members of the Committee may not be able to participate in the Plan, or to receive bonuses under it while serving on the Committee. The Committee may grant more than one bonus to the same employee. No bonus may be issued to any employee during any period of time when he is on leave of absence.

                           SHARES SUBJECT TO THE PLAN

     The shares to be issued or granted under the Plan will be shares of Common Stock, par value $.01 per share, of the Company. The aggregate number of shares of Common Stock which may be issued or granted as bonuses under the Plan is 200,000. Either treasury or authorized and unissued shares, or both, in such amount or amounts, within the maximum limits of the Plan, as the Board of Directors shall from time to time determine, may be so issued.

     In the event that subsequent to the date of adoption of the Plan by the Board of Directors the outstanding shares of Common Stock should, as a result of a stock split, stock dividend, combination or exchange of shares, exchange for other securities, reclassification, reorganization, redesignation, merger, consolidation, recapitalization or other such change, be increased, decreased or changed into or exchanged for a different number of kind of shares of stock or other securities of the Company or of another corporation, then there shall automatically be substituted for each share of Common Stock available for additional bonuses under the Plan the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be changed or for which or for each share of Common Stock shall be exchanged.


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                             AMENDMENTS TO THE PLAN
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     The Committee is authorized to interpret the Plan and from time to time adopt any rules and regulations for carrying out the Plan that it may deem advisable. Subject to the approval of the Board of Directors of the Company, the Committee may at any time amend, modify, suspend or terminate the Plan. In no event, however, without the approval of shareholders, may any action of the Committee or the Board of Directors result in: (i) amending, modifying or altering the eligibility requirements; or (ii) increasing or decreasing, except as set forth in "SHARES SUBJECT TO THE PLAN" above, the maximum number of shares as to which options may be granted.

                            TERMINATION OF THE PLAN
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                 The Plan will terminate on September 30, 2002.

                        FEDERAL INCOME TAX CONSEQUENCES
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     Upon awarding a bonus pursuant to the Plan to a person who is not a director, officer or owner of 10% or more of the Company's Common Stock, the Company will be entitled to a Federal income tax deduction in an amount equal to the fair market value of the Common Stock at the date of such bonus. A recipient of a bonus who is not a director, officer or owner of 10% or more of the Company's Common Stock will realize ordinary income for Federal income tax purposes in an amount equal to the fair market value of the shares of Common Stock received by such a person on the date of such bonus. When the recipient of the bonus is a director, officer or owner of 10% or more of the Company's Common Stock, the recipient will not realize income at the time of the bonus unless he makes the election discussed hereinafter, but the fair market value of the shares on a date six (6) months after the date of exercise will be taxed at ordinary income tax rates at the time, and the Company will be entitled to a tax deduction for a like amount. The recipient may elect, within thirty (30) days after the issuance of shares pursuant to a bonus (which the Internal Revenue Service may assert occurs upon the date of grant of a bonus), to treat the fair market value of the shares on the date of issuance as ordinary income at that time, and the Company will be entitled to a deduction for like amount. If this election is made, no additional income will be realized by the recipient on the date six (6) months after the date of issuance.

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     Upon receipt of a bonus, the Company shall have the right to require such employee or such other person to pay the Company the amount of any taxes which the Company may be required to withhold with respect to such bonus shares.

                              RESALE RESTRICTIONS
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     The shares of Common Stock will be registered under the Securities Act of
1933 (the "Securities Act") on Form S-8 for issuance to the employees. However, the shares have not been registered for resale by the employees. If an employee is a member of the Board of Directors of the Company or an officer of the Company, he may be deemed to be an affiliate of the Company and resales of shares may be generally only be effected in compliance with the provisions of Rule 144 promulgated under the Securities Act. Rule 144 limits the amount of securities which may be sold by an affiliate of an issuer during any three (3) month period to an amount equal to or greater of one (1) percent of the outstanding securities of such class through the average weekly trading volume for the shares during the four-week period preceding the date of the proposed sale. In addition, the rule imposes certain manner of sale and notice requirements with respect to transactions in the Company's securities.

     Directors and officers of the Company should also be aware that the acquisitions or disposition of shares will acquire compliance with the reporting provisions of Section 16(a) of the Securities Exchange Act of 1934 (the "Act"). Moreover, under Section 16(b) of the Act, Directors and officers of the Company will be required to discourage any profits earned in connection with the purchase and sale, or sale and purchase, of any class of the Company's equity securities within a six-month period.

     As a consequence of the foregoing provisions of the federal securities law, those employees who are members of the Board of Directors of the Company or officers of the Company should contact the Company prior to engaging in any transaction in the shares or any other class of the Company's securities.

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